EXHIBIT 10.2

TRANSITION AND RELEASE AGREEMENT

This Transition and Release Agreement (the “Agreement”) is entered into by and between Kurt Wood (“Employee”) and Berkeley Lights, Inc. (the “Company”), dated as of March 8, 2022 (the “Agreement Date”) and effective as of the eighth (8th) day following the date on which Employee signs this Agreement if not revoked in accordance with Section 6(g) below (the “Effective Date”). The purpose of this Agreement is to provide separation pay to ease Employee’s transition related to the Company and to settle and resolve any and all disputes and controversies of any nature existing between Employee and the Company, including, but not limited to, any claims arising out of Employee’s employment with, and transition related to, the Company.

1.Separation and Transition of Services.

(a)Separation. Employee’s last day of employment with the Company shall be April 1, 2022 (the “Separation Date”). Effective as of the Separation Date, Employee’s employment with the Company and all of its affiliates and status as an officer of the Company and all of its affiliates shall terminate and Employee shall cease to be an employee and an officer of all of the foregoing.

(b)Consulting Services. During the period (the “Consulting Period”) commencing on the Separation Date and ending on the later of (i) April 30, 2022 or (ii) if the Company’s first quarter earnings release has not been previously issued, May 8, 2022, or unless terminated earlier by the Company or Employee for any reason, (the “Consulting End Date”), Employee shall be available to provide services to the Company and its affiliates, on a non-exclusive and part-time basis, as a consultant and shall provide such reasonable services as may be requested by the Company or its affiliates (the “Transition Services”). During the Consulting Period, Employee may become an employee or consultant of any other company, provided, that Employee acknowledges and agrees that, during the Consulting Period, Employee shall not, directly or indirectly, become employed by or provide assistance to any commercial oriented life- sciences company. During the Consulting Period, Employee reaffirms his commitment to remain in compliance with the Confidentiality Agreement (as defined below), it being understood that the term “employment” as used in the Confidentiality Agreement shall include services as a consultant hereunder. If Employee violates the previous sentence, this Agreement and the Consulting Period shall be terminated immediately and the Employee shall have no further right or entitlement to the continued vesting of the Equity Award (as defined below).

(c)Consulting Fee. In exchange for the performance of the performance of the Transition Services during the Consulting Period, subject to Consultant continuing to provide the Transition Services through the Consulting End Date and Employee’s continued compliance with the terms and conditions of this Agreement and the Confidentiality Agreement, the Company shall pay to Employee an amount in cash equal to $50,000. Such amount shall be payable to Employee in two installments of
$25,000, with the first installment to be paid on or within five days following April 15, 2022 and the second installment to be paid on or within five days following the Consulting End Date.

(d)Return of Company Property. Employee represents and warrants that he shall, prior to the Consulting Period End Date, return to the Company any and all property and equipment of the Company, including (i) all keys, files, lists, books and records (and copies thereof) of, or in connection with, the Company’s business, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and all other property belonging to the Company in Employee’s possession or control, and
(ii) all documents and copies, including hard and electronic copies, of documents in Employee’s possession relating to any confidential information, including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and that Employee shall not make or retain any copy or extract of any of the foregoing. To ensure the foregoing, prior to or on the Consulting Period End Date, Employee shall make available to the Company all devices, including cellular phones and laptop computers, and other property that may include Company confidential information, so that the Company has the prior opportunity to review, redact and/or retain any such documents containing confidential information on such devices.

(e)Equity Awards. As of the Separation Date, Employee will hold options to purchase those shares of Company common stock and Company restricted stock units pursuant to the Company’s equity incentive plans and the individual agreements evidencing such grants (collectively, the “Equity Awards”). In exchange for the performance of the Transition Services, during the Consulting Period, the Equity Awards shall continue to vest and, if applicable, become exercisable in accordance with their amended vesting schedules as provided in Section 3 below). Upon the Consulting End Date, Employee’s Equity Awards shall cease vesting and any unvested shares as of such date shall automatically terminate. Employee acknowledges that each unexercised “incentive stock option” within the meaning of the Internal Revenue Code of 1986, as amended, including the Acceleration Options, that remains unexercised following the three (3)-month anniversary of the Separation Date shall no longer qualify for favorable tax treatment as an incentive stock option.

(f)Benefits. As an independent contractor, Employee understands and agrees that, while performing any services for the Company or its affiliates after the Separation Date, Employee shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual. To the extent that Employee was deemed eligible to participate, as an employee, in any Company benefit plan, he hereby waives his participation. Following the Separation Date, the Company shall notify Employee of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which Employee may elect to receive at Employee’s expense in accordance with the provisions of COBRA.

(g)Independent Contractor Status. Employee and the Company acknowledge and agree that, during the Consulting Period, Employee shall be an independent contractor. During the Consulting Period and thereafter, Employee shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company. Employee agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Employee to make required personal income and self-employment tax payments.

2.Accrued Obligations. Upon the Separation Date, the Company will pay to Employee (i) all accrued salary, and (ii) all accrued, unused paid time off through the Separation Date, and (iii) any unreimbursed business expenses incurred by Employee, in accordance with Company policy, prior to the Separation Date (collectively, the “Accrued Obligations”). Employee agrees that prior to the Separation Date, Employee has submitted Employee’s final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Separation Date, if any, for which Employee seeks reimbursement. Employee is entitled to these payments regardless of whether Employee executes this Agreement. For the avoidance of doubt, Employee shall not be eligible to receive any bonus payment for his service for the year in which the Separation Date occurs.

3.Separation Benefits. In consideration of, and subject to and conditioned upon (i) Employee’s timely execution and non-revocation of this Agreement and (ii) Employee’s continued compliance with the terms and conditions of this Agreement and the Confidentiality Agreement, the Company shall pay to Employee an amount equal to a pro-rata portion of his annual bonus for the first quarter of calendar year 2022, based on achievement of the performance goals at target (whereby Employee’s target annual bonus for 2022 was based on 50% of his annual base salary). Such payment, shall be paid, less applicable withholdings and deductions, on the later to occur of the Effective Date or the first payroll date following the Separation Date.

4.SEC Reporting. Employee acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under and he will continue to abide by Section 16(a) and 16(b) of the Exchange Act to report his transactions in Company common stock for six (6) months following the Separation Date.

5.Warranty. Employee acknowledges that all benefits under Section 3 constitute additional compensation to which Employee would not be entitled except for Employee’s decision to sign this Agreement and to abide by the terms of this Agreement. Employee acknowledges that, upon receipt of the Accrued Obligations, Employee has received all monies and other benefits due to Employee as a result of his employment with and separation from the Company, other than any continued vesting of Equity Awards during the Consulting Period. Employee further represents that to the best of Employee’s knowledge he has not sustained a work-related injury or illness which he has not previously reported to the Company.

6.Release of Known and Unknown Claims.

(a)General Release. In exchange for the benefits set forth in Section 3 above, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee agrees unconditionally and forever to release and discharge the Company and its affiliated, related, parent and subsidiary corporations, as well as its past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint ventures, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this release, including, without limitation, Claims related to any expense reimbursement and claims related to equity of the Company. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C.
§ 215 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown- Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et

seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; the California Labor Code; and any federal, state or local laws of similar effect.

(b)Claims Not Released. This release shall not apply to: the Company’s obligations to provide the separation benefits under Section 3 of this Agreement; Employee’s right to indemnification under any applicable indemnification agreement with the Company, the Company’s governing documents or applicable law; Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases his right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); Employee’s vested rights under any retirement or welfare benefit plan of the Company; or any other rights that may not be waived by an employee under applicable law.

(c)Unknown Claims. Employee acknowledges that Employee has been advised of and is familiar with the provisions of California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Employee, being aware of said code section, hereby expressly waives any rights he may have thereunder, as well as under any other statutes or common law principles of similar effect.

(d)Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity. Employee agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

(e)No Actions. Employee represents and warrants to the Company that Employee has no pending actions, Claims or charges of any kind. Employee agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Employee will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (i) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (ii) Employee’s right to file a charge with the EEOC; however, Employee hereby waives any right to any damages or individual relief resulting from any such charge.

(f)No Admission. Employee understands and agrees that neither the payment of money nor the execution of this Agreement shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

(g)Older Worker’s Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act, Employee is hereby advised as follows:

(i)Employee has read this Agreement and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Agreement.

(ii)Employee understands that, by entering into this Agreement, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Agreement, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Agreement.

(iii)Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described in this Agreement, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled.

(iv)The Company advises Employee to consult with an attorney prior to executing this Agreement.

(v)Employee has twenty-one (21) days to review and decide whether or not to sign this Agreement. If Employee signs this Agreement prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Agreement, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Agreement, whether or not material, Employee waives the restarting of the twenty-one (21) day period.

(vi)Employee has seven (7) days after signing this Agreement to revoke this Agreement and this Agreement will become effective upon the expiration of that revocation period. If Employee revokes this Agreement during such seven (7)-day period, this Agreement will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Agreement.

(vii)If Employee wishes to revoke this Agreement, Employee shall deliver written notice stating his or her intent to revoke this Agreement to [    ], on or before 11:59 p.m. PT on the seventh (7th) day after the date on which Employee signs this Agreement.

7.Protection of Confidential Information. Subject to Section 9 below, Employee hereby reaffirms the covenants, terms and conditions set forth in the proprietary information and invention assignment agreement between the Company and Employee (the “Confidentiality Agreement”) and acknowledges that the Confidentiality Agreement shall survive termination of Employee’s employment and remain in full force and effect in accordance with its terms, including, without limitation, the confidentiality information and non-solicitation restrictive covenants set forth therein.

8.Non-disparagement. Subject to Section 9 below, following the Separation Date, Employee agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on any of the Company or any of its affiliates, or that are otherwise disparaging of any of the Company, its affiliates or any of their past or present officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. The Company agrees that it shall instruct its officers and members of its Board of Directors to not publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on Employee, or that are otherwise disparaging of Employee. Nothing in this Section 8 shall prevent Employee or any the Company from testifying truthfully in response to a subpoena or other legal process; nor shall anything herein prevent Employee from discussing terms and conditions of Employee’s employment with the Company, as permitted by the National Labor Relations Act and California law, including but not limited to discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful, or communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the
U.S. Department of Justice.

9.Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement or the Confidentiality Agreement shall prohibit Employee (or Employee’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the EEOC, the NLRB, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

10.Ongoing Cooperation. Subject to Section 9 above, Employee agrees that Employee will assist and cooperate with the Company and its affiliates, (i) concerning reasonable requests for information about the business of the Company or its affiliates or Employee’s involvement and participation therein;
(ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee; and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that Employee may have at the time of the request. The Company acknowledges its obligations under that certain Indemnification Agreement with the Employee, and covenants and agrees that it will continue to adhere to its obligations under the Indemnification Agreement, including in respect of the pending securities class action lawsuit initiated in December 2021..

11.Governing Law. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.

12.Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

13.Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.

14.Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.

15.Assignment. This Agreement is personal to Employee and shall not be assignable by Employee. The rights of the Company under this Agreement may be assigned by the Company, in its sole discretion, including to any of its affiliates or any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. This Agreement shall insure to the benefit of, and be binding on, the Company and its successors and assigns.

16.Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

17.Entire Agreement/Integration. This Agreement, together with the Confidentiality Agreement and the Equity Award agreements, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement. No amendments to this Agreement will be valid unless written and signed by Employee and an authorized representative of the Company.

18.Consultation with Counsel. Employee acknowledges (i) that Employee has thoroughly read and considered all aspects of this Agreement, that Employee understands all its provisions and that Employee is voluntarily entering into this Agreement, and (ii) that he has been represented by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, Employee acknowledges that he or she has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to him or her of this Agreement and the payments hereunder, and that he is relying solely on the advice of his independent advisors for such purposes. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. EMPLOYEE AGREES TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND HEREBY.

If the above accurately reflects Employee’s understanding, please date and sign the enclosed copy of this Agreement in the places indicated below and return that copy to me by the date that is after the Separation Date but on or before twenty one (21) days after the Agreement Date.

Dated:	March 8, 2022	EMPLOYEE

/s/ Kurt Wood
Kurt Wood

Dated:	March 8, 2022	COMPANY

/s/ Greg Lucier
Greg Lucier
Chairman of the Board